                                                                   Exhibit 2.23

                             CONTRIBUTION AGREEMENT

                                     Between

                             COPT ACQUISITIONS, INC.

                                       And

                      UNITED PROPERTIES GROUP, INCORPORATED

                          Dated as of December 3, 1999

         IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                                TABLE OF CONTENTS

1.       DEFINITIONS..............................................................................................2

2.       CONTRIBUTION.............................................................................................7

3.       CONTRIBUTION CONSIDERATION...............................................................................8

4.       LP UNITS; INVESTOR MATERIALS.............................................................................9

5.       PARTNERSHIP LIABILITIES AND SALES OF REAL PROPERTY......................................................12

6.       CLOSING.................................................................................................16

7.       CONTRIBUTOR'S DELIVERIES................................................................................16

8.       PROJECT INSPECTION......................................................................................16

9.       TITLE AND SURVEY MATTERS................................................................................19

10.      REPRESENTATIONS AND WARRANTIES AS TO THE CONTRIBUTED INTERESTS AND THE REAL PROPERTY....................20

11.      REPRESENTATIONS AS TO SECURITIES AND RELATED MATTERS....................................................23

12.      COVENANTS OF CONTRIBUTOR................................................................................25

13.      INTENTIONALLY OMITTED...................................................................................28

14.      ADDITIONAL CONDITIONS PRECEDENT TO CLOSING..............................................................28

15.      INTENTIONALLY OMITTED...................................................................................30

16.      CLOSING DELIVERIES......................................................................................30

17.      PRORATIONS AND ADJUSTMENTS..............................................................................33

18.      CLOSING EXPENSES........................................................................................34

19.      DESTRUCTION, LOSS OR DIMINUTION OF REAL PROPERTY........................................................34

20.      DEFAULT; INDEMNITY......................................................................................35

21.      SUCCESSORS AND ASSIGNS..................................................................................38

22.      LITIGATION..............................................................................................38

23.      NOTICES.................................................................................................39

24.      BENEFIT.................................................................................................40

25.      LIMITATION OF LIABILITY.................................................................................40

26.      BROKERAGE...............................................................................................40

27.      REASONABLE EFFORTS......................................................................................41

28.      MISCELLANEOUS...........................................................................................41

LIST OF EXHIBITS                                              LIST OF SCHEDULES
----------------                                              -----------------


A        Listing and Legal Description of the Projects        4.1.2    LP Units Schedule
B        Personal Property.                                   5.2      Project Contacts
C        Investor Materials                                   10.5     Condemnations
D        Contributor's Deliveries                             10.6     Existing Violations
E        SEC Reporting Requirements                           10.7     Existing Litigation
F        Audit Representation Letter                          10.9     Existing Tenant Default
                                                                                Notices

G        Warrant Agreement.                                   10.10    Contracts
H        Amendment to Partnership Agreement                   10.12    Existing Environmental
                                                                       Matters
                                                              10.13    Assumed Indebtedness
                                                              11.1.4   Ownership Interests
                                                              12.4     Disclosed Unperformed
                                                                       Work

                                       II

         THIS CONTRIBUTION AGREEMENT (this "AGREEMENT") is made and entered into as of the 3rd day of December, 1999 (the "CONTRACT DATE"), by and among UNITED PROPERTIES GROUP, INCORPORATED, a New York corporation ("CONTRIBUTOR"), the other parties, if any, identified on the signature page hereto (collectively, together with Contributor, the "LP UNIT RECIPIENTS") and COPT ACQUISITIONS, INC., a Delaware corporation ("ACQUIROR").

                                   BACKGROUND

         A. Contributor is the owner of (i) one hundred percent (100%) of the limited liability company member interests in 9690 Deereco Road LLC, a Maryland limited liability company ("DEERECO"), (ii) one hundred percent (100%) of the limited liability company member interests of Atrium Building LLC, a Maryland limited liability company ("ATRIUM"), and (iii) one hundred percent (100%) of the limited liability company member interests in Brown's Wharf, LLC, a Maryland limited liability company ("BROWN'S WHARF"). Deereco, Atrium and Brown's Wharf shall be referred to, from time to time, individually as an "Owner" and collectively as the "OWNERS". Each Owner is the record and beneficial owner of its respective Project (as defined below) identified on EXHIBIT A.

         B. Each Project includes that certain building (the "BUILDING"), containing the number of rentable square feet identified on EXHIBIT A, and is located at and known as the address set forth on EXHIBIT A. Each Building is leased by its Owner to tenants ("TENANTS") for office purposes. In this Agreement, the term "PROJECT" shall mean: (i) each parcel of land described on EXHIBIT A attached hereto (the "LAND"), together with all rights, easements and interests appurtenant thereto, including any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Contributor or Owner; (ii) all improvements located on the Land, including the Building, and all other structures, systems, and utilities associated with, and utilized by, Contributor or Owner in the ownership and operation of the Building (all such improvements being collectively referred to herein as the "IMPROVEMENTS"), but excluding improvements, if any, owned by Tenants; (iii) all personal property of every nature and description owned by Contributor or Owner (excluding Inventory (as defined below)) and either (A) located on or in the Land or Improvements, or (B) used in connection with the operation and maintenance of the Project (collectively, the "PERSONAL PROPERTY"), including all (if any) personal property listed on EXHIBIT B attached hereto; (iv) all building materials, supplies, hardware, carpeting and other inventory owned by Contributor or Owner and maintained in connection with Contributor's or Owner's ownership and operation of the Land and/or Improvements (collectively, the "INVENTORY"); (v) all intangible property owned by Contributor or Owner used or useful in connection with the foregoing including all trademarks, tradenames, development rights, entitlements, contract rights, tenant improvement loans, guarantees, licenses, permits and warranties (collectively, the "INTANGIBLE PERSONAL PROPERTY"); and (vi) Contributor's or Owner's interest in all leases (including all amendments and guarantees related thereto) and other agreements to occupy all or any portion of the Land and/or Improvements in effect on the Contract Date or into which such Contributor or Owner enters after the Contract Date but prior to the Closing (as defined below) pursuant to the express terms of this Agreement (collectively, the "LEASES").

         C. Contributor and Acquiror desire to enter into this Agreement relating to the contribution and conveyance of all of the limited liability company member interests in Deereco, Atrium and Brown's Wharf (collectively, the "CONTRIBUTED INTERESTS") in exchange for LP Units (as defined below) and, if Acquiror so elects, the assumption of the Assumed Indebtedness (as defined below).

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

         10       DEFINITIONS.

                  All terms which are not otherwise defined in this Agreement shall have the meaning set forth in this Section 1.

                  1.1. "ACCREDITED INVESTOR" shall have the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended.

                  1.2. "ACQUIROR" shall have the meaning set forth in the opening paragraph of this Agreement.

                  1.3. "ACQUIROR INDEMNIFIED PARTY" shall have the meaning set forth 20.3.1.

                  1.4. "ADVERSE TAX CONSEQUENCE" shall have the meaning set forth in Section 5.3.2.

                  1.5.     "AFFILIATE(S)" shall have the meaning set forth in
Section 21.

                  1.6.     "AMENDMENT"shall have the meaning set forth in
Section 4.1.1.

                  1.7.     "ASSET VALUE"shall have the meaning set forth in
Section 3.1.

                  1.8. "ASSIGNED CONTRACTS" shall have the meaning set forth in Section 16.1.4.

                  1.9. "ASSUMED INDEBTEDNESS" shall mean all of the indebtedness of the Owners as of the Closing Date with respect to the Projects, the outstanding principal balance of which (and other pertinent information) is described on SCHEDULE 10.13 attached hereto, such indebtedness being the only indebtedness that may, at Acquiror's election, be assumed by Acquiror in connection with the transaction contemplated hereby. The Assumed Indebtedness is evidenced and secured by the Existing Loan Documents.

                  1.10. "ATRIUM" shall have the meaning set forth in the recitals to this Agreement.

                  1.11. "BROWN'S WHARF" shall have the meaning set forth in the recitals to this Agreement.

                  1.12. "BUILDING" shall have the meaning set forth in the recitals to this Agreement.

                  1.13.    "CASH COMPONENT"shall have the meaning set forth in
Section 3.1.3.

                  1.14. "CLOSING" or "CLOSING DATE" shall have the meaning set forth in Section 6 below.

                  1.15. "CLOSING STATEMENT" shall have the meaning set forth in Section 16.1.12.

                  1.16.    "CODE" shall have the meaning set forth in Section
5.3.1.

                  1.17.    "COMMON UNITS" shall mean common units in the UPREIT.

                  1.18. "CONTRACT DATE" shall have the meaning set forth in the opening paragraph to this Agreement.

                  1.19. "CONTRIBUTED INTERESTS" shall have the meaning set forth in the recitals to this Agreement.

                  1.20. "CONTRIBUTION CONSIDERATION" shall have the meaning set forth in Section 3.1.

                  1.21. "CONTRIBUTOR" shall have the meaning set forth in the opening paragraph to this Agreement.

                  1.22. "CONTRIBUTOR'S DELIVERIES" shall have the meaning set forth in Section 7.

                  1.23. "CONVERSION SHARES" shall have the meaning set forth in Section 4.1.4.

                  1.24.    "DAMAGE" shall have the meaning set forth in Section
19.

                  1.25. "DEERECO" shall have the meaning set forth in the recitals to this Agreement.

                  1.26.    "EMINENT DOMAIN" shall have the meaning set forth in
Section 19.

                  1.27.    "EXCHANGE" shall have the meaning set forth in
Section 5.4.

                  1.28. "EXISTING LOAN DOCUMENTS" shall mean the documents evidencing or securing the Assumed Indebtedness, as described on SCHEDULE 10.13.

                  1.29. "GOVERNMENTAL AUTHORITY/AUTHORITIES" shall mean any agency, commission, department or body of any municipal, township, county, local, state or federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of any Project or the management, operation, use or improvement thereof.

                  1.30. "HAZARDOUS SUBSTANCE" shall have the meaning set forth in Section 10.12 below.

                  1.31. "IMPROVEMENTS" shall have the meaning set forth in the recitals to this Agreement.

                  1.32. "INFORMATIONAL MATERIALS" shall have the meaning set forth in Section 11.1.4 below.

                  1.33. "INTEREST HOLDER(S)" shall mean any direct shareholders of Contributor.

                  1.34. "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in the recitals to this Agreement.

                  1.35. "INVESTOR MATERIALS" shall have the meaning set forth in Section 4.1.3.

                  1.36. "INVENTORY" shall have the meaning set forth in the recitals to this Agreement.

                  1.37. "LAND" shall have the meaning set forth in the recitals to this Agreement.

                  1.38. "LEASES" shall have the meaning set forth in the recitals to this Agreement.

                  1.39. "LENDER'S APPROVALS" shall have the meaning set forth in Section 14.1.3.

                  1.40. "LOCK-UP PERIOD," as to the LP Units issued at the Closing, shall mean the period equal to the longer of (a) one (1) year following the Closing, and (b) the date on which a registration statement filed in respect of such LP Units issued to the LP Unit Recipients pursuant to the Registration Rights Agreement is declared effective. The foregoing notwithstanding, in no event shall the Lock-Up Period extend more than two (2) years following Closing hereunder.

                  1.41. "LOSSES" shall have the meaning set forth in Section 20.3.1.

                  1.42. "LP UNITS" shall mean the Common Units and the Preferred Units collectively.

                  1.43.    "LP UNIT AMOUNT" shall have the meaning set forth in
Section 3.1.1.

                  1.44. "LP UNIT RECIPIENTS" shall have the meaning set forth in the opening paragraph to this Agreement.

                  1.45.    "MAXIMUM AMOUNT" shall have the meaning set forth in
Section 5.1.2.

                  1.46. "NON-RECOGNITION CODE PROVISIONS" shall have the meaning set forth in Section 5.1.1.

                  1.47.    "NON-TAXABLE DISPOSITION PERIOD" shall mean the seven
(7) year period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, as such period may be sooner terminated in accordance with Section 5.

                  1.48. "OWNER(S)" shall have the meaning set forth in the recitals to this Agreement.

                  1.49. "PARTNERSHIP AGREEMENT" shall mean the agreement of limited partnership of the UPREIT, as amended from time to time prior to and including the Contract Date.

                  1.50. "PERMITTED EXCEPTIONS" shall have the meaning set forth in Section 9.1.

                  1.51. "PERSONAL PROPERTY" shall have the meaning set forth in the recitals to this Agreement.

                  1.52. "PREFERRED UNITS" shall mean convertible preferred units in the UPREIT.

                  1.53.    "PREFERRED UNIT PRICE" shall mean $25.00.

                  1.54. "PROHIBITED EXCEPTIONS" shall have the meaning set forth in Section 9.1.

                  1.55. "PROJECT" shall have the meaning set forth in the recitals to this Agreement.

                  1.56. "PROJECT CONTACTS" shall mean the individuals or entitles designated on SCHEDULE 5.2.

                  1.57. "RECORDS" shall mean all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by Contributor, the Owners or their agents, relating to receipts and expenditures pertaining to any Owner or any Project for the three most recent full calendar years (or such shorter time period as Contributor shall have owned the Contributed Interests) and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by Contributor, the Owners or their agents, relating to operations of any Project.

                  1.58. "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement dated March 16, 1998 (which is attached to the Partnership Agreement as Exhibit 3), the benefits of which shall be conferred upon the LP Unit Recipients at the Closing.

                  1.59. "REGULATORY VIOLATION NOTICE" shall have the meaning set forth in Section 4.1.3.

                  1.60. "REIT" means Corporate Office Properties Trust, a publicly traded Maryland real estate investment trust.

                  1.61.    "SCHEDULES" shall have the meaning set forth in
Section 10.

                  1.62.    "SEC" shall mean the Securities and Exchange
Commission.

                  1.63. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  1.64.    "SPOKESPERSON" shall have the meaning set forth in
Section 5.3.2.

                  1.65. "TAX RELATED EVENT" and "TAX RELATED NOTICE" shall have the meanings set forth in Section 5.3.1.

                  1.66. "TENANTS" shall have the meaning set forth in the recitals to this Agreement.

                  1.67. "TITLE COMPANY" shall mean Chicago Title Insurance Company.

                  1.68.    "TITLE REPORT" shall have the meaning set forth in
Section 9.2.

                  1.69. "UPREIT" means Corporate Office Properties, L.P., a Delaware limited partnership.

                  References to this "Agreement" shall mean this Agreement, including all amendments, modifications and supplements hereto and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified, restated or supplemented, and not to any particular article, section, subsection or clause contained in this Agreement. The term "including" shall be interpreted to mean "including without limitation." Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

         20       CONTRIBUTION.

                  2.1. ASSIGNMENT TO THE UPREIT. Immediately prior to the Closing, Acquiror shall assign its entire right, title and interest in, to and under this Agreement to the UPREIT, and the sole general partner of the UPREIT shall be the REIT. Simultaneously with such assignment, the UPREIT shall assume all of Acquiror's obligations and responsibilities under this Agreement.

                  2.2. CONTRIBUTION. At the Closing, Contributor agrees to contribute and convey to the UPREIT, and Acquiror agrees to cause the UPREIT to accept and take from Contributor, on the terms and conditions set forth in this Agreement, all of Contributor's right, title and interest in and to the Contributed Interests.

         30       CONTRIBUTION CONSIDERATION.

                  3.1. PAYMENT OF CONTRIBUTION CONSIDERATION. In consideration of the contribution of the Contributed Interests, and subject to the terms of this Agreement, at the Closing, the UPREIT shall pay to Contributor a sum equal to the aggregate undepreciated book value of the Projects (calculated by Contributor in accordance with GAAP as of the Closing Date) (the "ASSET VALUE"). The Asset Value shall be paid in the following manner:

                           3.1.1.   The UPREIT shall issue up to 1,000,000
Preferred Units, at the Preferred Unit Price, having an aggregate value equal to the lesser of (a) the Asset Value less the Assumed Indebtedness, or (b) $25,000,000. In no event, however, shall the LP Unit Amount be less than $23,861,633.30 (as applicable, the "LP UNIT AMOUNT").

                           3.1.2.   Subject to Section 3.1.3 below, the UPREIT
may, in its sole and absolute discretion, assume the Assumed Indebtedness (as such amount is updated on the Closing Date from the amount shown SCHEDULE 10.13).

                           3.1.3.   The UPREIT shall pay in cash to Contributor
the balance of the Asset Value (e.g., the amount determined by subtracting the LP Unit Amount and the Assumed Indebtedness from the Asset Value) (the "CASH COMPONENT"); provided, however, that the UPREIT may, in its sole and absolute discretion, direct Contributor to cause the Assumed Indebtedness to be paid off at the Closing, in which case the Cash Component shall be increased by the amount of the Assumed Indebtedness on the Closing Date. The Cash Component shall be further adjusted by the positive or negative adjustments and prorations described in Section 17 below, all of which shall be adjusted as of the Closing Date.

                  The payment of the Cash Component, the assumption of the Assumed Indebtedness and the issuance of the LP Units described in this Section
3.1 shall be collectively referred to herein as the "CONTRIBUTION
CONSIDERATION".

                  3.2.     INTENTIONALLY OMITTED.

                  3.3. ASSUMPTION FEES, ETC. Contributor acknowledges and agrees that Contributor shall be solely responsible for any and all fees and costs imposed by the holder of the Assumed Indebtedness in connection with the UPREIT's assumption of the Assumed Indebtedness (such as, but not limited to, assumption fees, costs and expenses of the holder or servicer of the Existing Loan Documents, etc.).

                  3.4. FRACTIONAL NUMBER OF LP UNITS. If the above-described calculation of Contribution Consideration would result in a fractional number of LP Units to be delivered to Contributor, the UPREIT shall round that fraction up or down, as the case may be, to the nearest whole number of LP Units.

                  3.5. PREFERRED UNITS. The Preferred Units shall be entitled to an annual preferred return of (a) 9% for each of the ten (10) years following the Closing Date, (b) 10.5% for each of the next five years, and (c) 12% for each subsequent year, such preferred return to be paid, in each case, quarterly in arrears. Each of the Preferred Units shall be entitled to a liquidation preference of $25.00 per unit, plus all accrued but unpaid dividends. The Preferred Units shall be entitled to anti-dilution protection to the same extent as the Warrants as set forth in the Warrant Agreement annexed as EXHIBIT G. Each of the Preferred Units may be converted into 2.381 Common Units on or after the date which is one (1) year after the date the Preferred Units are issued to an LP Unit Recipient pursuant to this Agreement. The UPREIT shall have the right to redeem for cash all outstanding Preferred Units after the tenth (10th) anniversary of the Closing Date by giving the holder(s) thereof not less than sixty (60) days' prior written notice.

                  3.6. WARRANTS. On the Closing Date, the UPREIT shall issue to Contributor ten-year detachable warrants exercisable for additional Common Units pursuant to a warrant agreement in substantially the form of EXHIBIT G.

         40       LP UNITS; INVESTOR MATERIALS.

                  4.1.     LP UNITS GENERALLY.

                           4.1.1.   Subject to Section 3.5 above, the Preferred
Units shall be convertible into Common Units and the Common Units shall be redeemable for shares of common stock of the REIT or cash (or a combination thereof) in accordance with the procedures described herein and in the Partnership Agreement. Contributor acknowledges that the LP Units are not certificated and that, therefore, the issuance of the LP Units shall be evidenced by the execution and delivery of an amendment to the Partnership Agreement substantially in the form of EXHIBIT H, which amendment shall be executed and delivered by the REIT at the Closing (the "AMENDMENT").

                  4.1.2. Contributor hereby directs the UPREIT to deliver the LP Units at the Closing issued in the names of, and for distribution to, those LP Unit Recipients set forth on SCHEDULE 4.1.2 attached hereto. Each LP Unit Recipient shall receive the number and type of LP Units set forth on said Schedule.

                           4.1.3.   Contributor has delivered to Acquiror, and
has caused its Interest Holders and any other LP Unit Recipient to deliver to Acquiror, or to any other party designated by Acquiror, a completed representation letter in substantially the form set forth in EXHIBIT C attached hereto, providing, among other things, information concerning each Contributor's, each Interest Holder's and each LP Unit Recipient's status as an Accredited Investor. Contributor shall provide or cause to be provided to Acquiror, or to any other party designated by Acquiror, such other information and documentation as may reasonably be requested by Acquiror in furtherance of the issuance of the LP Units as contemplated hereby (together with the information provided on EXHIBIT C, the "INVESTOR MATERIALS"). Notwithstanding anything contained in this Agreement to the contrary, in the event that, in the reasonable opinion of Acquiror, based on advice of its securities counsel, (x) any such person or entity providing Investor Materials is not considered an Accredited Investor, (y) the proposed issuance of LP Units hereunder might not qualify for the exemption from the registration requirements of Section 5 of the Securities Act, or (z) the proposed issuance of LP Units hereunder would violate any applicable federal or state securities laws, rules or regulations, any agreement to which the REIT or the UPREIT is privy, or any tax related or other legal rules, agreements or constraints applicable to Acquiror, the REIT or the UPREIT, Acquiror shall so advise Contributor, in writing (the "REGULATORY VIOLATION NOTICE") within five
(5) business days after such determination is made. In the event a Regulatory Violation Notice is delivered for the reason set forth in clause (x) above, the interest of each and every person or other entity with respect to which Acquiror delivers a Regulatory Violation Notice shall be redeemed by Contributor (or Contributor shall otherwise cause such person or other entity to no longer have a direct or indirect interest in Contributor), at no cost to any or all of Acquiror, the REIT and the UPREIT, at least two business days prior to the Closing Date. In the event of any such redemption, SCHEDULE 4.1.2 shall be revised to reflect the updated list of LP Unit Recipients and the revised ownership percentages in the Projects resulting from such redemption. In the event a Regulatory Violation Notice is delivered for another reason, this Agreement shall terminate and no party shall have any further liability hereunder except (i) as otherwise expressly set forth in this Agreement and (ii) to the extent a breach of this Agreement gives rise to, or becomes the basis for, the Regulatory Violation Notice.

                           4.1.4. Contributor hereby covenants and agrees that
it shall deliver or shall cause each of its partners, shareholders, members and any other LP Unit Recipients to deliver to Acquiror, or to any other party designated by Acquiror, any documentation that may be required under the Partnership Agreement or any charter document of the REIT, and such other information and documentation as may reasonably be requested by Acquiror, at such time as any LP Units are redeemed for shares of common stock of the REIT ("CONVERSION SHARES"). The preceding covenant shall survive the Closing.

                  4.2. CERTAIN INFORMATIONAL MATERIALS. Contributor and the other LP Unit Recipients hereby acknowledge and agree that the ownership of LP Units by them and their respective rights and obligations as limited partners of the UPREIT (including their right to transfer, encumber, pledge and exchange LP Units) shall be subject to all of the express limitations, terms, provisions and restrictions set forth in this Agreement and in the Partnership Agreement. In that regard, Contributor and each of the other LP Unit Recipients hereby covenants and agrees that, at the Closing, it shall execute any and all documentation reasonably required by the UPREIT and the REIT to formally memorialize the foregoing. Contributor and each of the other LP Unit Recipients acknowledges that it has received and reviewed, prior to the Contract Date, (i) the Partnership Agreement, (ii) the charter documents and bylaws of the REIT,
(iii) the REIT's Form 10-K for the year ended December 31, 1998, (iv) all Form 10-Qs and Form 8-Ks that have been filed by the REIT with the SEC since December 31, 1998, and (v) copies of all material press releases, proxy statements and reports to shareholders issued since December

31, 1998, and has otherwise had an opportunity to conduct a due diligence review of the affairs of the UPREIT and the REIT and has been afforded the opportunity to ask questions of, and receive additional information from, the REIT regarding the business, operations, conditions (financial or otherwise) and the current prospects of the REIT and the UPREIT.

                  4.3. LOCK-UP PERIOD. Each of the LP Unit Recipients agrees that for the Lock-Up Period, it shall not, in any way or to any extent, redeem (pursuant to the Partnership Agreement or otherwise), sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units delivered to it in connection with this transaction and, if applicable, any Conversion Shares.

                  4.4. TRANSFER REQUIREMENTS. After the Lock-Up Period, each LP Unit Recipient may only sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units delivered to it and, if applicable, any Conversion Shares, in strict compliance with this Agreement, the Partnership Agreement, the charter documents of the REIT, the registration and other provisions of the Securities Act (and the rules promulgated thereunder), any state securities laws, the rules of the New York Stock Exchange and the Registration Rights Agreement, in each case as may be applicable. A legend may be placed on the face of the certificates evidencing the Conversion Shares to notify the holder of the restrictions on transfer under applicable federal or state securities laws. The provisions of this Section 4.4 shall survive the Closing.

                  4.5. VOLUME RESTRICTION. From and after the expiration of the Lock-Up Period, the aggregate amount of common stock of the REIT that the LP Unit Recipient may sell (i) during any 10-trading day period shall not exceed 30 percent (30%) of the average of the daily trading volume of such stock (as reported in The Wall Street Journal) for the thirty (30) trading days immediately preceding the date on which the first sale of such stock during any such 10-day period occurs, and (ii) during any calendar year shall not exceed one-third of the Conversion Shares issuable upon redemption of the aggregate amount of Common Units issued (including those issued in connection with any conversion of Preferred Units) to such LP Unit Recipient at the Closing.

         50       PARTNERSHIP LIABILITIES AND SALES OF REAL PROPERTY.

                  5.1. DISPOSITION OBLIGATIONS. Subject to this Section 5.1 and the provisions of Section 5.2 hereof, the UPREIT shall use its good faith, reasonable and diligent efforts:

                           5.1.1. Not to sell or otherwise voluntarily dispose
of any Project in a taxable transaction on or before the expiration of the Non-Taxable Disposition Period unless such sale or other voluntary disposition (other than through a deed in lieu of foreclosure, a foreclosure action, or an act of eminent domain) of any Project (and all assets received in exchange for such Project in which the REIT or the UPREIT has an adjusted tax basis substituted from that of such Project) qualifies for non-recognition of gain under the Code (for example, by means of exchanges contemplated under Code Sections 351, 354, 355, 368, 721, 1031 (but only if there is no "boot") or
1033), in such manner as the Code provides from time to time (the "NON-RECOGNITION CODE PROVISIONS"); provided, however, that the foregoing shall not require the REIT and UPREIT, in their sole and absolute discretion, to sell, or otherwise dispose of, or prevent the REIT and UPREIT, in their sole and absolute discretion, from selling or otherwise disposing of any Project in a transaction that would result in a loss for federal income tax purposes;

                  5.1.2. To maintain, on a continuous basis, an amount of indebtedness for which Contributor (including, for this purpose, the Interest Holders in Contributor or transferees of Contributor, collectively) bears, or is deemed to bear, the "economic risk of loss" within the meaning of Treasury Regulation Section 1.752-2(a) (including through the use of guarantee arrangements or arrangements providing for the imposition of a deficit restoration obligation on Contributor pursuant to an amendment to the Partnership Agreement) or which is allocated to Contributor pursuant to Treasury Regulation Section 1.752-3(a) equal to not less than $3,000,000 (the "MAXIMUM AMOUNT");

                           5.1.3. To avoid a distribution of property that would
cause Contributor to recognize income or gain pursuant to the provisions of either or both of Code Sections 704(c)(1)(B) and 737;

                           5.1.4.  To avoid a termination of the UPREIT
pursuant to the provisions of Code Section 708(b)(1)(B); and

                           5.1.5.   As long as Contributor remains as a partner
of the UPREIT, the REIT and/or UPREIT agree to utilize the "traditional method," without curative allocations (as contemplated for in the Partnership Agreement), of allocating gain and depreciation under Code Section 704(c) for the Projects.

                  The provisions of this Section 5.1 shall survive the Closing.

                  5.2. LIMITATION ON DISPOSITION OBLIGATIONS. Notwithstanding the provisions of Section 5.1, the obligation of the UPREIT to undertake those activities set forth in Sections 5.1.1-5.1.4 hereof shall, in all events, be subject to, and otherwise interpreted consistent with, the REIT's fiduciary and statutory obligations to all partners (both present and future) in the UPREIT, and to its stockholders, both present and future. Further, for purposes of this Section 5 and except as otherwise provided in Section 5.3, the LP Unit Recipients agree that neither the REIT nor the UPREIT shall be required to obtain any approval, consent or waiver from, or take direction from, or otherwise communicate with, any person or representative or entity concerning any Project, other than those certain persons (the "PROJECT CONTACTS") designated on SCHEDULE 5.2 attached hereto (and at the addresses set forth therein). Notification of the Project Contacts for any Project shall constitute sufficient and effective notification to all Interest Holders associated with the applicable Project, and written communications from the Project Contacts for such Project shall bind all Interest Holders associated with, related to, or having an interest in, such Project. The provisions of this Section 5.2 shall survive the Closing.

                  5.3.     NOTICE OF CERTAIN TRANSACTIONS.

                           5.3.1.   In the event, on or before the expiration of
the Non-Taxable Disposition Period, the UPREIT expects any of the following (each, a "TAX-RELATED EVENT") to occur: (A) a post-Closing sale of any Project;
(B) a reduction in the amount of indebtedness allocable to Contributor (including, for this purpose, the Interest Holders in Contributor, or transferees of Contributor, collectively) in a manner consistent with Section
5.1.2 hereof, to an amount that is less than the Maximum Amount (other than by regularly or other scheduled principal payments); or (C) an attempt by the UPREIT to effect a transfer of any Project as permitted by Section 5.1.1 above, but the terms of Section 1031 of the Internal Revenue Code of 1986, as amended (the "CODE") or the regulations promulgated thereunder have changed such that the mechanics for implementing a tax-deferred exchange of real estate are materially and adversely altered (whether with respect to the timing required to identify and close upon an exchange property or otherwise) from those mechanics in place as of the Contract Date, then the UPREIT shall give written notice of such Tax-Related Event (a "TAX-RELATED NOTICE") to the Project Contacts as soon as practicable after the occurrence of such event becomes reasonably likely, or, if later, on the date on which the UPREIT is, in the reasonable judgment of its securities counsel, legally permitted, under applicable federal and state securities laws and regulations, and the rules and regulations of the New York Stock Exchange, to disseminate such Tax-Related Notice to the Project Contacts.

                           5.3.2. Upon their receipt of a Tax-Related Notice,
the Project Contacts shall designate a single spokesperson from among them to represent the Interest Holders in connection with the Tax-Related Event that triggered the delivery of such Tax-Related Notice (the "SPOKESPERSON"). Each LP Unit Recipient hereby irrevocably appoints any Spokesperson so designated as their attorney-in-fact, with full power to grant in the name of and on behalf of such LP Unit Recipient, any and all consents, waivers, approvals, and to execute any and all documents required or appropriate to be executed, whether with respect to this Agreement, the Partnership Agreement or otherwise; provided, however, that such attorney-in-fact may only act within the scope necessitated by the Tax-Related Event giving rise to the appointment of such Spokesperson. The UPREIT and the REIT shall be entitled to rely on the first written notice either of them receives that designates a Spokesperson with respect to a given Tax-Related Event, and shall be under no obligation to deal with any person other than the Spokesperson so designated in connection with the subject Tax-Related Event as it relates to any LP Unit

Recipient. The UPREIT and the REIT shall have no obligation to deal with any person or entity whatsoever in connection with a Tax-Related Event unless and until a Spokesperson is properly designated. The UPREIT and the REIT, and their respective independent accountants, attorneys and other representatives and advisors, shall cooperate with the Spokesperson in order to consider strategies proposed by or through the Spokesperson (it being understood that neither the REIT nor the UPREIT shall have any obligation whatsoever to propose any such strategies), on behalf of any affected LP Unit Recipient, which strategies are designed or intended to defer or mitigate any recognition of gain under the Code by any LP Unit Recipient or any shareholder or partner in any LP Unit Recipient (any such gain recognition being referred to herein as an "ADVERSE TAX CONSEQUENCE") that may result from a Tax-Related Event, whether such strategies involve any or all of the LP Unit Recipients (including Contributor) on a basis independent of the REIT and UPREIT, or in conjunction with the REIT or the UPREIT. Each party shall pay its own fees and expenses incurred in connection with the procedure delineated in this Section 5.3.2. Under this Section 5.3.2, the UPREIT and the REIT are only obligated to cooperate with the Spokesperson on behalf of any LP Unit Recipient (or any partner, shareholder or member of any LP Unit Recipient) who may be facing an Adverse Tax Consequence, in connection with such LP Unit Recipient's determination of the efficacy of tax-deferral or tax-mitigation alternatives proposed by or through the Spokesperson that may involve the REIT or the UPREIT. In no event shall either the REIT or the UPREIT be required to incur any expense (other than the cost of professional fees and expenses and administrative expenses incurred in complying with this Section 5.3) in connection with its cooperation under this Section 5.3, nor shall any transaction duly approved by the Board of Directors of the REIT that results in a Tax-Related Event be required to be suspended, postponed, impeded or otherwise adversely affected by virtue of any potential Adverse Tax Consequence. The provisions of this Section 5.3 shall survive the Closing.

                  5.4. 721 EXCHANGE. The parties acknowledge that Contributor intends to treat the contribution and conveyance of the Contributed Interests in exchange for LP Units (the "EXCHANGE") as a tax-free partnership contribution pursuant to Section 721 of the Code. Acquiror, the UPREIT and the REIT shall cooperate in all reasonable respects with Contributor to effectuate such Exchange; provided, however, that:

                           5.4.1.   The Closing shall not be extended or delayed
by reason of such Exchange, unless Acquiror has breached its obligations to Contributor under this Agreement;

                           5.4.2.   None of Acquiror, the UPREIT or the REIT
shall be required to incur any additional extraordinary (as opposed to a normal, customary and recurring) cost or expense as a result of such Exchange, other than the cost of Acquiror's counsel in connection with the preparation of this Agreement and the other documents contemplated by this Agreement. Notwithstanding anything to the contrary in the foregoing sentence, the UPREIT and the REIT shall be responsible for costs associated with any IRS audit made directly of either or both of the

UPREIT and the REIT relating to their respective operations (as opposed to an audit that is ancillary to an audit made of any or all of the entities comprising Contributor). Contributor hereby covenants and agrees that it shall, promptly on demand, reimburse Acquiror, the UPREIT or the REIT for any additional extraordinary cost or expense (as opposed to a normal, customary and recurring cost or expense, such as the analysis or computation related to the manner in which depreciation and built-in gain are allocated amongst the LP Unit Recipients), including reasonable attorneys' fees (e.g. those in excess of the cost of Acquiror's counsel in connection with the preparation of this Agreement and the other documents contemplated by this Agreement), actually incurred by any or all of Acquiror, the UPREIT and the REIT (i) as a result of the characterization of the contribution of the Projects pursuant to this Agreement as a tax-free partnership contribution pursuant to Section 721 of the Code, or
(ii) which is directly attributable to the Exchange;

                           5.4.3.   Subject to the UPREIT's and the REIT's
performance and fulfillment in all material respects of the express covenants and conditions contained in this Agreement, none of Acquiror, the UPREIT or the REIT warrant, nor shall any of them be responsible for, the federal, state or local tax consequences to Contributor, any or all of the Interest Holders and any or all of the LP Unit Recipients resulting from either (i) the transactions contemplated by this Agreement or (ii) the allocation, if any, of losses and liabilities of the UPREIT to Contributor or any of the Interest Holders in Contributor under the Partnership Agreement, the Code or Treasury Regulations promulgated under the Code; and

                           5.4.4.   Except as otherwise expressly set forth in
this Agreement and in the documents executed and delivered by Acquiror at the Closing, none of Acquiror, the UPREIT nor the REIT shall incur any liability under any document or agreement required to be executed or delivered in connection with such Exchange.

                  The provisions of this Section 5.4 shall survive the Closing.

         6. CLOSING. Except as otherwise provided in this Agreement, the closing of the transaction contemplated by this Agreement (the "CLOSING") shall take place on the date (the "CLOSING DATE") mutually agreed upon by the parties, provided that the Closing Date shall occur no sooner than fifteen (15) days after the Contract Date and no later than thirty (30) days after the Contract Date. The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at such other place as may be mutually agreed upon by the parties, or in escrow at the offices of the Title Company if mutually agreed upon by the parties.

         7. CONTRIBUTOR'S DELIVERIES. Contributor shall cause each Project's managing agent to make available to Acquiror, from and after the Contract Date, at reasonable times and upon reasonable notice, all documents, contracts, information, Records and exhibits that are in the possession of, or under the control of, Contributor that are pertinent to the transaction that is the subject of this Agreement, including without limitation the documents listed as "Contributor's Deliveries" on EXHIBIT D attached hereto.

         8.       PROJECT INSPECTION.

                  8.1. BASIC PROJECT INSPECTION. From and after the Contract Date, at reasonable times and upon reasonable notice (subject to the Leases and the rights of the Tenants), Acquiror, its agents and representatives shall be entitled to conduct inspections of any Project, which will include the rights to: (i) enter upon the Land and Improvements to perform inspections and tests of any Project, including inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof, all structural and mechanical systems within the Improvements, including sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all equipment, vehicles, and Personal Property; (ii) examine and copy any and all Records; (iii) make investigations with regard to zoning, environmental (including an environmental assessment as specified in Section 8.2, which includes, but is not limited to, an analysis of the presence of any asbestos, chlordane, formaldehyde or other Hazardous Substance in, under or upon any Project, or any underground storage tanks on, or under, the Land), building, code, regulatory and other legal or governmental requirements; and
(iv) make or obtain market studies and real estate tax analyses. Without limitation of the foregoing, Acquiror or its designated independent or other accountants may audit the Financial Statements (as defined in EXHIBIT D attached hereto), and Contributor shall supply such documentation as Acquiror or its accountants may reasonably request in order to complete such audit.

                  8.2. ENVIRONMENTAL ASSESSMENT. From and after the Contract Date, at reasonable times and upon reasonable notice (subject to the Leases and the rights of the Tenants), Acquiror or Acquiror's agent(s) shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete such environmental inspections and assessments of any Project as Acquiror deems necessary or desirable; provided, however, that Acquiror shall not perform a "Phase II" environmental assessment or undertake any other invasive physical tests at any Project without first obtaining Contributor's approval to do so, which approval shall not be unreasonably withheld or delayed; and provided further that prior to any such entry onto any Project, Acquiror and its agent(s) shall furnish to Contributor certificates of insurance for such coverage and in such amounts and with such carriers as shall be reasonably acceptable to Contributor. Acquiror and its consultants shall also have the right to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession or control of Contributor, or its past or present environmental consultants, concerning or in any way related to the environmental condition of any Project. In order to facilitate the assessments and technical review, at reasonable times and upon reasonable notice (subject to the Leases and the rights of the Tenants), Contributor shall extend its reasonable cooperation (but without third party expense to Contributor) to Acquiror and its environmental consultants, including providing access to all files and fully and completely answering all questions (to the best of its knowledge).

                  8.3. ACQUIROR'S UNDERTAKING. Acquiror hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at any Project pursuant to this Section 8 to be performed in a manner that does not materially or unreasonably disturb or disrupt the tenancies at or business operations of any Project. In the event that, as a result of Acquiror's exercise of its rights under Sections 8.1 and 8.2, physical damage occurs to any Project, then Acquiror shall promptly repair such damage, at Acquiror's sole cost and expense, so as to return the applicable Project to substantially the same condition as exists on the Contract Date. Acquiror hereby indemnifies, protects, defends and holds Contributor harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses that Contributor actually suffers or incurs as a direct result of any physical damage caused to, in, or at any Project during the course of, or as a result of, any or all of the studies, investigations and inspections that Acquiror elects to perform (or causes to be performed) pursuant to this Section 8.

                  8.4. CONFIDENTIALITY. Each party agrees to maintain in confidence, and not to disclose to any Tenant or its employees, the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by Contributor to Acquiror, its agents and representatives in connection with Acquiror's investigation of any Project and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party's accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, shareholders, consultants and other advisors in connection with the transactions contemplated by this Agreement to the extent that such representatives reasonably need to know (in the disclosing party's reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; (ii) to the extent required by or appropriate under any applicable statute, law, regulation or Governmental Authority (including the requirement to prepare and file Form 8-K and other reports and filings required by the SEC and other regulatory entities, as described in EXHIBIT E attached hereto) or by the New York Stock Exchange in connection with the listing of the Conversion Shares; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement or otherwise relating to any Project or any of them; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by the REIT; (v) to the extent such information and data become generally available to the public other than as a result of disclosure by the disclosing party or its agents or representatives; (vi) to the extent such information and data become available to the disclosing party or its agents or representatives from a third party who, insofar as is known to the disclosing party, is not subject to a confidentiality obligation to the other party hereunder; and (vii) to the extent necessary in order to comply with each party's respective covenants, agreements and obligations under this Agreement. In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely. Furthermore, Contributor and Acquiror acknowledge that, notwithstanding any contrary term of this Section 8.4, Acquiror shall have the right to issue a press release upon the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and Contributor shall have the right to disclose this Agreement to Contributor's parent, who may disclose it to its shareholders.

         9.       TITLE AND SURVEY MATTERS

                  9.1. TITLE. At the Closing, each Owner's title to the Projects shall be free and clear of any mortgage liens, judgments and security interests, except the Assumed Indebtedness if Acquiror elects to assume the same ("PROHIBITED EXCEPTIONS"). Acquiror acknowledges and agrees, however, that Acquiror has agreed to accept the Contributed Interests and title to the Projects subject to any and all covenants, restrictions, easements, rights of way, Leases and other encumbrances and all encroachments and boundary disputes, if there be any, excepting only Prohibited Exceptions, as aforesaid (all such permitted title exceptions shall be the "PERMITTED EXCEPTIONS"). Acquiror shall promptly cause Title Company to issue and deliver to Contributor a title insurance report ("TITLE REPORT") for each of the Projects. If the Title Report contains any Prohibited Exceptions, Contributor agrees to take the necessary steps to remove such matters from record title to the Projects. In the event Contributor fails to remove any or all of the Prohibited Exceptions prior to Closing, Acquiror shall have the rights contained in Section 9.4. Any expenses incurred in obtaining the Title Report (including, without limitation, expenses incurred by an attorney in conducting the necessary title search) shall solely be borne by Acquiror. The title insurance premium for the title policy (inclusive of Acquiror's requested endorsements) shall also be solely borne by Acquiror.

                  9.2. Notwithstanding anything to the contrary that may be stated herein, excluding mortgage liens, judgments, security interests or other encumbrances that were intended to be discharged of record upon Contributor's acquisition, no mortgage lien, judgment, security interest or other encumbrance in existence immediately preceding Contributor's acquisition of the Contributed Interests, shall constitute a "Prohibited Encumbrance".

                  9.3.     INTENTIONALLY OMITTED.

                  9.4. FAILURE REGARDING TITLE. In the event that as of Closing, title to the Projects shall be other than in accordance with the provisions of this Agreement, then Acquiror shall have the option, exercisable by written notice to Contributor at or prior to Closing, of (1) accepting at Closing such title as Contributor is able to convey and waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, except to the extent of liens of a fixed or ascertainable amount not exceeding the Cash Component, unless the lien was created voluntarily by Contributor, or (2) declining to proceed to Closing. In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate.

         10. REPRESENTATIONS AND WARRANTIES AS TO THE CONTRIBUTED INTERESTS AND THE REAL PROPERTY. Except (a) as otherwise set forth in the written schedules attached to this Agreement (the "SCHEDULES") which set forth the exceptions to the representations and warranties contained in this Section 10 and certain other information called for by this Agreement (unless otherwise specified, (i) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Schedules and (ii) no disclosure made in any particular numbered schedule of the Schedules shall be deemed made in any other numbered schedule of the Schedules unless expressly made therein (by cross-reference or otherwise)), and (b) as disclosed in any document delivered to Acquiror by Contributor or by any other information discovered by or known to Acquiror or disclosed in writing to Acquiror by Contributor prior to the Closing, Contributor, for itself and each of the Owners, represents and warrants to Acquiror that the following matters are true and correct as of the Contract Date and shall be true and correct as of the Closing Date:

                  10.1. CONTRIBUTOR'S AUTHORITY. Contributor is a corporation duly organized and validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder and to carry on its business as now conducted and to control the ownership, leasing and operation of the Projects.

                  10.2. OWNER'S AUTHORITY. Each Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets now owned or leased or operated by it. To the best of Contributor's actual knowledge, no Project is encumbered by any mortgages, collateral or conditional assignments, pledges, hypothecations, security interests and other encumbrances (except for the Assumed Indebtedness), and each Owner holds good and marketable title to its Project.

                  10.3. OWNERSHIP. Contributor holds one hundred percent (100%) of the membership interests in each of the Owners, free and clear of all mortgages, collateral or conditional assignments, pledges, hypothecations, security interests and other encumbrances (except for the Assumed Indebtedness). Each Owner, in turn, holds fee simple title to its Project, free and clear of any Prohibited Exceptions.

                  10.4. NO CONFLICT. To the best of Contributor's actual knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Contributor do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon, any of the Contributed Interests or other assets of Contributor or upon the Projects by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Contributor or any Owner is a party or which is or purports to be binding upon Contributor or any Owner or which otherwise affects Contributor or any Owner, which will not be discharged, assumed or released at Closing.

                  10.5. NO CONDEMNATION. Except as set forth in SCHEDULE 10.5, to the best of Contributor's actual knowledge, no Owner has received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of its Project.

                  10.6. COMPLIANCE. Except as set forth in SCHEDULE 10.6, to the best of Contributor's actual knowledge, no Owner has received written notice of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations, or requirements affecting its Project which have not been cured.

                  10.7. LITIGATION. Except as set forth in SCHEDULE 10.7, to the best of Contributor's actual knowledge, there is no material action, suit or proceeding pending or threatened against the Projects, or arising out of the ownership, management or operation of the Projects, this Agreement or the transactions contemplated hereby.

                  10.8. FIRPTA. Contributor is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code.

                  10.9. LEASES. There are no leases or occupancy agreements currently in effect which affect the Projects other than the Leases listed on the Rent Roll (as defined on EXHIBIT D), and to the best of Contributor's actual knowledge, Contributor has paid in full all expenses connected with the negotiation, execution and delivery of the Leases which are due and owing as of the Agreement Date, including without limitation brokers' commissions, leasing fees and recording fees (but excluding (i) any such commissions or fees, if any, attributable to the term of the relevant Lease from and after the date of Closing, (ii) any such commissions or fees, if any, attributable to extension, renewal or expansion options executed after the date of Closing and (iii) any tenant improvement allowance or credit which is not yet due and payable). No Owner has received from any of its Tenants any written notices alleging any breach or default by such Owner, as landlord, which remain uncured as of the Contract Date, and no Owner has delivered to any of its Tenants written notices alleging any breach or default by such Tenants which remain uncured as of the Contract Date, except as set forth in SCHEDULE 10.9.

                  10.10. CONTRACTS. There are no construction, management, leasing, service, equipment, supply, maintenance or concession agreements in effect with respect to the Projects other than those Contracts (as defined in EXHIBIT D) set forth on SCHEDULE 10.10. No Owner has received from any contracting parties under the Contracts any written notices alleging any breach or default by such Owner which remain uncured as of the Contract Date, and no Owner has delivered to such contracting parties written notices alleging any breach or default by such contracting parties which remain uncured as of the Contract Date, except as set forth in SCHEDULE 10.10.

                  10.11. WARRANTIES. There are no guaranties or warranties relating to the design or construction of the Improvements or the installation, use or repair of any Personal Property other than those Warranties set forth in
SCHEDULE 10.11.

                  10.12. ENVIRONMENTAL MATTERS. To the best of Contributor's actual knowledge, except as set forth in SCHEDULE 10.12:

                           (a) There has not been placed or located on any of
the Projects by Contributor or any Owner, and there will not be placed or located on any of the Projects prior to Closing by Contributor or any Owner, any Hazardous Substance (as used herein, "HAZARDOUS SUBSTANCE" means any substance deemed hazardous, toxic or dangerous, or other substance required to be disclosed, reported, treated, removed, disposed of or cleaned-up by any applicable federal, state or local law, ordinance, code or regulation in effect on the date hereof, and includes, without limitation, lead paint, polychlorinated biphenyls, petroleum-based products and asbestos); and

                           (b) There has not been manufactured, stored or
deposited by Contributor or any Owner on any of the Projects, any Hazardous Substance, and neither Contributor nor any Owner has received written notice of any proceeding or inquiry by any governmental authority with respect to the possible presence of any Hazardous Substance on any of the Projects, including the migration of any Hazardous Substances onto any of the Projects .

                  10.13. EXISTING LOAN DOCUMENTS. SCHEDULE 10.13 attached hereto sets forth a true, correct and complete listing of all of the promissory notes, mortgages and other loan documents evidencing or securing the Assumed Indebtedness (the "EXISTING LOAN DOCUMENTS"), and Contributor has delivered true, correct and complete copies of the Existing Loan Documents to Acquiror prior to the date hereof as part of Contributor's Deliveries. Contributor has complied with (and, prior to the Closing, shall continue to comply with) the terms of, and all notices or correspondence received from the holder of the Existing Loan Documents. Contributor has paid (and, at all times prior to the Closing, shall pay) all sums due under the Existing Loan Documents. The Existing Loan Documents are in full force and effect. Contributor is not in default under the Existing Loan Documents beyond any applicable notice, grace or cure period, and there has not occurred any event which, with the giving of notice and/or the passage of time, or both, would constitute a default by Contributor thereunder. The outstanding principal amount of the Assumed Indebtedness is accurately set forth on SCHEDULE 10.13. Following Acquiror's assumption thereof, Acquiror will be entitled to prepay the Assumed Indebtedness by the payment of the outstanding principal amount and the accrued interest as of the date of prepayment without premium or penalty, or any fees and expenses due to the holder or servicer of the Assumed Indebtedness.

                  10.14. Notwithstanding anything to the contrary that may be stated herein, Acquiror may not invoke as a failure of a condition precedent to Acquiror's obligation to close hereunder, the inaccuracy of a representation or warranty of Contributor if the inaccuracy derives directly from a specific fact or circumstance actually known to Acquiror prior to the date hereof which was in existence on or prior to the date Contributor acquired the Contributed Assets.

         11.      REPRESENTATIONS AS TO SECURITIES AND RELATED MATTERS.

                  11.1. CONTRIBUTOR AND LP UNIT RECIPIENTS. Contributor represents and warrants to Acquiror that the following matters are true and correct as of the Contract Date and shall be true and correct as of the Closing Date; and each LP Unit Recipient represents and warrants (but only as to itself) to Acquiror that the matters set forth in Sections 11.1.1 and 11.1.4 are true and correct as of the Contract Date and shall be true and correct as of the Closing Date and covenant as follows:

                           11.1.1.  Intentionally Omitted.

                           11.1.2.  Intentionally Omitted.

                           11.1.3.  Intentionally Omitted.

                           11.1.4. Each LP Unit Recipient represents that its LP
Units are being acquired by it with the present intention of holding such LP Units for purposes of investment, and not with a view towards sale or any other distribution. Each LP Unit Recipient recognizes that it may be required to bear the economic risk of an investment in the LP Units for an indefinite period of time. Contributor and each LP Unit Recipient is an Accredited Investor. Contributor and each LP Unit Recipient has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the LP Units. No LP Units will be issued, delivered or distributed to any person or entity who is other than an Accredited Investor with respect to whom there has been delivered to Acquiror satisfactory Investor Materials confirming the status of such person or entity as an Accredited Investor. Each LP Unit Recipient has been furnished with the informational materials described in Section 4.2 above (collectively, the "INFORMATIONAL MATERIALS"), and has read and reviewed the Informational Materials and understands the contents thereof. The LP Unit Recipients have been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the LP Units and the business, operations, conditions (financial and otherwise) and current prospects of the UPREIT and the REIT. The LP Unit Recipients have consulted their own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the LP Units and have not relied on the Informational Materials, Acquiror, the UPREIT, the REIT or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences. Each of Contributor and its Interest Holders is an Accredited Investor under Regulation D promulgated under the Securities Act of 1933, as amended. No Contributor or LP Unit Recipient requires the consent of any Interest Holder in order to consummate the transactions contemplated by this Agreement, including to amend any partnership agreement, operating agreement, charter or other governing document of Contributor or any LP Unit Recipient. SCHEDULE 11.1.4 accurately sets forth (a) the direct ownership interest of Contributor and each LP Unit Recipient, and (b) the residence or, in the case of non-individual LP Unit Recipient or Contributor, state in which it was formed.

                  11.2. ACQUIROR. Acquiror represents and warrants to Contributor that the following matters are true and correct as of the Contract Date and shall be true and correct as of the Closing Date:

                           11.2.1. The UPREIT is a limited partnership duly
authorized and validly existing under Delaware law. The performance of this Agreement by the UPREIT has been duly authorized by the REIT in accordance with the Partnership Agreement, and, upon the assignment of this Agreement to the UPREIT, this Agreement will be binding on the UPREIT and enforceable against it in accordance with its terms. The UPREIT has been at all times, and presently intends to continue to be, classified as a partnership or a publicly traded partnership taxable as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

                           11.2.2. Acquiror is a corporation duly authorized and
validly existing under Delaware law. The execution and delivery of this Agreement by Acquiror, and the performance of this Agreement by Acquiror, has been duly authorized by Acquiror, and this Agreement is binding on Acquiror and enforceable against it in accordance with its terms. No consent of any creditor, investor, partner, shareholder, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Acquiror is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Acquiror is a party or by which Acquiror is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Acquiror is subject.

                           11.2.3. The REIT is a real estate investment trust
duly authorized and validly existing under Maryland law. The performance of this Agreement by the REIT, as general partner of the UPREIT, has been duly authorized by the REIT, and this Agreement is binding on the REIT, as general partner of the UPREIT, and enforceable against it, as general partner of the UPREIT, in accordance with its terms.

                           11.2.4. LITIGATION. To the best of Acquiror's actual
knowledge, there is no material action, suit or proceeding pending or threatened against Acquiror, the UPREIT or the REIT which is expected to have a material adverse affect on Acquiror, the UPREIT or the REIT, or impair the ability of Acquiror to complete the transactions contemplated hereby.

         12. COVENANTS OF CONTRIBUTOR. Effective from the execution of this Agreement until the Closing or termination of this Agreement, Contributor, for itself and each Owner, hereby covenants with Acquiror as follows:

                  12.1. LEASES. No Owner shall amend in any material respect or terminate any Lease, nor shall any Owner execute any new lease, license, or other agreement affecting the ownership or operation of all or any portion of any Project or for personal property, equipment, or vehicles, without in each case Acquiror's prior written approval, which approval shall not be unreasonably withheld or delayed.

                  12.2. NEW CONTRACTS. No Owner shall enter into any contract with respect to the ownership and operation of all or any portion of any Project that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the applicable Project, without Acquiror's prior written approval, which approval may granted or denied in Acquiror's reasonable discretion, except for service contracts entered into in the ordinary course of business that are terminable, without charge or penalty, on not more than 30 days' notice, for which no approval shall be required.

                  12.3. OPERATION OF PROJECT. Each Owner shall operate and manage its Project in the same manner as presently operated and managed, maintaining present services (including pest control), and shall maintain the Project in its present repair and order, normal wear and tear excepted; shall keep on hand sufficient materials, supplies, equipment and other Personal Property for the efficient operation and management of the Project in its present manner; and shall perform, when due, all of its obligations under the Existing Loan Documents, Leases, Contracts, Governmental Approvals (as defined on EXHIBIT D) and other agreements relating to the Project and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Project. None of the Personal Property, fixtures or Inventory shall be removed from any Project, unless replaced by personal property, fixtures or inventory of equal or greater utility and value.

                  12.4. PRE-CLOSING EXPENSES. Each Owner has paid or will pay or cause to be paid in full, prior to the Closing, all bills and invoices received prior to the Closing Date for labor, goods, material and services of any kind relating to its Project and utility charges for the period prior to the Closing. Contributor shall pay to Acquiror promptly upon demand all bills and invoices received after the Closing Date for labor, goods, material and services of any kind relating to any Project and utility charges for the period prior to the Closing. Except as disclosed in SCHEDULE 12.4, any alterations, installations, decorations and other work required to be performed on or prior to the Closing under any and all agreements affecting any Project have been or will, by the Closing, be completed and paid for in full.

                  12.5. GOOD FAITH. All actions required pursuant to this Agreement that are necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Contributor, each Owner and Acquiror, and each party shall furnish the other with such documents or further assurances as the requesting party may reasonably require.

                  12.6. NO ASSIGNMENT. After the Contract Date and prior to the Closing, neither Contributor nor any Owner shall assign, alienate, lien, encumber or otherwise transfer all or any part of its Project or any interest therein.

                  12.7. AVAILABILITY OF RECORDS, AUDIT REPRESENTATION LETTER.

                           12.7.1. If the Closing Date occurs after March 31,
2000, then upon Acquiror's reasonable request, for a period of two years after the Closing, Contributor shall (i) make the Records available to Acquiror for inspection, copying and audit by Acquiror's designated accountants; and (ii) cooperate with Acquiror (without any third party expense to Contributor) in obtaining any and all permits, licenses, authorizations, and other Governmental Approvals necessary for the operation of the Project. Without limitation of the foregoing in this Section 12.7, if the Closing Date occurs after March 31, 2000, then Contributor agrees to abide by the terms of EXHIBIT E attached hereto. If the Closing Date occurs after March 31, 2000, then at any time before or within two years after the Closing, Contributor further agrees to provide to the Acquiror's designated independent auditor, upon the reasonable request of Acquiror or such auditor, (x) access (to the same extent to which Acquiror would be entitled to such access) to the books and records of the Projects and all related information (including the information listed on EXHIBIT E) regarding the period for which Acquiror is required to have the Projects audited under the regulations of the SEC, and (y) a representation letter delivered by Contributor regarding the books and records of the Project, in substantially the form as attached hereto as EXHIBIT F.

                           12.7.2. In addition, if the Closing Date occurs after
March 31, 2000, then during such two year period Contributor shall provide, and cooperate in all reasonable respects in providing, Acquiror with copies of, or access to, such factual information as may be reasonably requested by Acquiror, and in the possession or control of Contributor, to enable the REIT to issue one or more press releases concerning the transaction that is the subject of this Agreement, to file a Current Report on Form 8-K (as specified on EXHIBIT E attached hereto), if, as and when such filing may be required by the SEC and to make any other filings that may be required by any Governmental Authority. The obligation of Contributor to cooperate in providing Acquiror with such information for Acquiror to file its Current Report on Form 8-K shall survive the Closing.

                  12.8. CHANGE IN CONDITIONS. Contributor shall promptly notify Acquiror of any change in any condition with respect to any Project or of the occurrence of any event or circumstance that makes any representation or warranty of Contributor to Acquiror under this Agreement untrue or misleading, or any covenant of Acquiror under this Agreement incapable or less likely of being performed, it being understood that Contributor's obligation to provide notice to Acquiror under this Section 12.8 shall in no way relieve Contributor of any liability for a breach by Contributor of any of its representations, warranties or covenants under this Agreement.

                  12.9. CORPORATE STRUCTURE. From the Contract Date through and including the Closing Date, Contributor shall maintain the same composition of its direct shareholders as exists on the Contract Date, unless otherwise expressly provided in this Agreement or consented to by Acquiror in writing.

                  12.10. CURE OF VIOLATIONS. On or before the Closing Date, Contributor shall cure (or escrow sufficient funds at the Closing with the Title Company to cure) all violation(s) of law, code, ordinance or regulation that arise and are the subject of any written notice issued by a Governmental Authority with respect to any Project during the period of Contributor's ownership of the Contributed Interests.

         13. INTENTIONALLY OMITTED

         14. ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

                  14.1. ACQUIROR'S ADDITIONAL CONDITIONS PRECEDENT. In addition to the other conditions enumerated in this Agreement, the following shall be conditions precedent to Acquiror's obligation to close hereunder:

                           14.1.1. PHYSICAL CONDITION. The physical condition of
Project shall be substantially the same on the Closing Date as on the Contract Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage. Without limiting the generality of the foregoing, the parties acknowledge and agree that the failure by

Contributor to cure any violation described in Section 12.10 shall be a failure of this condition precedent.

                           14.1.2. PENDING ACTIONS. At the Closing, there shall
be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened with respect to the Project, (i) that, after the Closing, would, in Acquiror's reasonable discretion, materially and adversely affect the value or marketability of the Project or the ability of Acquiror to operate the Project in the manner it is being operated on the Contract Date, or (ii) for the purpose of enjoining or preventing, or which questions the validity or legality of, the transactions contemplated hereby.

                           14.1.3. ASSUMED INDEBTEDNESS. Contributor shall
provide to Acquiror a letter from the holder of the Existing Loan Documents that relates to Assumed Indebtedness (if Acquiror elects to assume the same in accordance with Section 3.1) dated no earlier than ten (10) days prior to the Closing Date, (i) approving the transfer of the applicable Contributed Interests to the UPREIT subject to the Assumed Indebtedness, (ii) setting forth the amount of principal and interest outstanding on the Closing Date and confirming either
(a) that there are no other amounts due thereunder, or (b) if any other amounts are due, stating the amount and nature thereof (which amounts shall in any event be paid by Contributor), and (iii) confirming, to the knowledge of such holders, the absence of any defaults under the Existing Loan Documents. Such letter shall be referred to as the "LENDER'S APPROVALS."

                           14.1.4. OWNERS. The direct shareholders of
Contributor on the Closing Date shall be the same as on the Contract Date.

                           14.1.5. BANKRUPTCY. As of the Closing Date, neither
Contributor, any Owner, nor any Project shall be the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

                           14.1.6. REPRESENTATIONS AND WARRANTIES TRUE. The
representations and warranties of Contributor contained in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, and the other representations and warranties of Contributor contained in this Agreement shall be true and correct as of the Closing Date in all material respects; provided, however, that if any representation or warranty is not true and correct as of the Closing Date, the same shall not constitute a failure of this condition precedent unless the same was willfully caused by Contributor.

                           14.1.7. COVENANTS PERFORMED. All covenants of
Contributor required to be performed on or prior to the Closing Date shall have been performed in all material respects.

                  14.2. CONTRIBUTOR'S ADDITIONAL CONDITIONS PRECEDENT. In addition to the other conditions enumerated in this Agreement, including the condition set forth in Section 2.1, the following shall be conditions precedent to Contributor's obligation to close hereunder:

                           14.2.1. REPRESENTATIONS AND WARRANTIES. The
representations and warranties of Acquiror contained in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, and the other representations and warranties of Contributor contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

                           14.2.2. COVENANTS. All material covenants of Acquiror
required to be performed on or prior to the Closing Date shall have been performed.

                           14.2.3. PENDING ACTIONS. At the Closing, there shall
be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, for the purpose of enjoining or preventing, or which questions the validity or legality of, the transactions contemplated hereby.

                           14.2.4. BANKRUPTCY. As of the Closing Date, neither
Acquiror, the REIT nor the UPREIT shall be the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

                           14.2.5. NO MATERIAL ADVERSE CHANGE. There shall have
occurred no material adverse change in the business, operations, condition (financial or otherwise), properties or assets of the REIT or the UPREIT since the Contract Date.

         15. INTENTIONALLY OMITTED.

         16. CLOSING DELIVERIES.

                  16.1. CONTRIBUTOR'S DELIVERIES. At the Closing (or such other times as may be specified below), Contributor shall deliver or cause to be delivered to Acquiror the following, each in form and substance reasonably acceptable to Contributor and Acquiror and their respective counsel:

                           16.1.1. ASSIGNMENT OF CONTRIBUTED INTERESTS. An
assignment by Contributor of the Contributed Interest and its certificate of its withdrawal from Deereco, Atrium and Brown's Wharf.

                           16.1.2. RELEASE. A release from Contributor releasing
each Owner and the UPREIT from any obligations and liabilities with respect to any matter arising from business done, transactions entered into or events occurring prior to the Closing Date.

                           16.1.3. LENDER'S APPROVALS. The Lender's Approvals
from the holders of all of the Assumed Indebtedness in conformity with SECTION 14.1.3.

                           16.1.4. KEYS. Keys to all locks located at the
Project (to the extent in Contributor's possession or control);

                           16.1.5. AFFIDAVIT OF TITLE AND ALTA STATEMENT. As to
each Project, an Affidavit of Title (or comparable document) limited solely to status of parties in possession, absence of outstanding contracts of sale and mechanics' and/or materialman liens and such additional affidavits as the Title Company shall reasonably require in order to issue an owner's policy of title insurance (or any appropriate endorsement, including without limitation "non-imputation" and "same as survey" endorsements (if available), to any Owner's existing policy of title insurance, if any, insuring the Owner's title as of the Closing Date and in the amount of the applicable portion of the Asset Value) free of any Prohibited Exceptions;

                           16.1.6. LETTER TO TENANTS. A letter executed by the
applicable Owner and, if applicable, its management agent, addressed to each Tenant, in form reasonably acceptable to Acquiror, notifying each Tenant of the transfer of its Project and directing payment of all rents accruing after the Closing Date to be made to Acquiror or at its direction;

                           16.1.7. INTENTIONALLY OMITTED.

                           16.1.8. ORIGINAL DOCUMENTS. To the extent not
previously delivered to Acquiror, originals of the Leases, Assigned Contracts and Governmental Approvals that are in Contributor's possession or control (or, if the originals have been lost or destroyed, copies that are in Contributor's possession or control certified by Contributor as true, correct and complete);

                           16.1.9. CLOSING STATEMENT. A closing statement
conforming to the proration and other relevant provisions of this Agreement (the "CLOSING STATEMENT") duly executed by Contributor;

                           16.1.10. PLANS AND SPECIFICATIONS. All plans and
specifications relating to the Project in Contributor's possession or control;

                           16.1.11. TAX BILLS. Copies of the most currently
available Tax Bills to the extent not previously delivered to Acquiror;

                           16.1.12. ENTITY TRANSFER CERTIFICATE. Entity transfer
certifications confirming that Contributor is a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

                           16.1.13. RENT ROLL. An updated Rent Roll, prepared as
of the Closing Date, certified by Contributor to be true, complete and correct through the Closing Date;

                           16.1.14. PARTNERSHIP DELIVERIES; WARRANT AGREEMENT.
The documents that are referred to in the Partnership Agreement (as amended) in connection with the admission of an additional limited partner (including the Amendment) and the warrant agreement contemplated by Section 3.6 above, each of such documents to be duly executed by Contributor or other person or entity receiving LP Units hereunder;

                           16.1.15. LP UNITS SCHEDULE. The LP Units Schedule set
forth on SCHEDULE 4.1.2, duly executed by Contributor;

                           16.1.16. CLOSING CERTIFICATE. A certificate, signed
by Contributor and the LP Unit Recipients, certifying to the UPREIT that (a) the representations and warranties of Contributor contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date and the other representations and warranties of Contributor contained in this Agreement are true and correct as of the Closing Date in all material respects, and (b) all material covenants required to be performed by Contributor prior to the Closing Date have been performed;

                           16.1.17. OTHER. Such other documents and instruments
as may reasonably be required by Acquiror (including those of Contributor's Deliveries in Contributor's possession or control that have not previously been delivered to Acquiror), its (or its underwriters' or lenders') counsel or the Title Company and that may be necessary to consummate the transactions that are the subject of this Agreement and to otherwise give effect to the agreements of the parties hereto. After the Closing, Contributor shall, without cost to Contributor, execute and deliver to Acquiror such further documents and instruments as Acquiror shall reasonably request to effect these transactions and otherwise effect the agreements of the parties hereto.

                  16.2. ACQUIROR'S DELIVERIES. Unless previously delivered to Contributor, at the Closing (or such other times as may be specified below), Acquiror shall cause to be delivered to Contributor the following, each in form and substance reasonably acceptable to Contributor and Acquiror and their respective counsel:

                           16.2.1. REGISTRATION CONFIRMATION. A certificate from
the UPREIT certifying as to the registration of the LP Units in the books and records of the UPREIT and the ownership by Contributor of such LP Units, together with a copy of such books and records showing such ownership;

                           16.2.2. PARTNERSHIP AGREEMENT. A copy of the
Partnership Agreement, duly certified by the secretary of the REIT as true, complete and correct;

                           16.2.3. AMENDMENT; WARRANT AGREEMENT. The Amendment
and the warrant agreement contemplated by Section 3.6 above, duly executed by the REIT;

                           16.2.4. ORGANIZATIONAL DOCUMENTS. A copy certified by
the Secretary of State of the State of Delaware and Maryland, respectively, of the Articles of Incorporation of Acquiror and the REIT and a good standing certificate for Acquiror and the REIT; (ii) a copy certified by the Secretary of State of the State of Delaware of the certificate of limited partnership of the UPREIT and a good standing certificate for the UPREIT; and (iii) a copy, certified by the secretary of the REIT, of the resolutions of the REIT's board of trustees, authorizing the transactions described herein;

                           16.2.5. CLOSING STATEMENT. The Closing Statement,
duly executed by the UPREIT;

                           16.2.6. REGISTRATION RIGHTS CONFIRMATION. An
acknowledgment by the REIT that Contributor is entitled to the benefits of the Registration Rights Agreement as a result of its admission as a limited partner in the UPREIT;

                           16.2.7. ASSIGNMENT. The assignment by Acquiror of its
rights and obligations hereunder to the UPREIT;

                           16.2.8. LP UNITS SCHEDULE. The LP Units Schedule set
forth on SCHEDULE 4.1.2, duly executed by the UPREIT;

                           16.2.9. TENANTS LETTER. A letter to Tenants described
in Section 16.1.6 above, duly executed by the UPREIT; and

                           16.2.10. CLOSING CERTIFICATE. A certificate, signed
by Acquiror, certifying to the Contributor that (a) the representations and warranties of Acquiror contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date and the other representations and warranties of Acquiror contained in this Agreement are true and correct as of the Closing Date in all material respects, and (b) all material covenants required to be performed by Acquiror prior to the Closing Date have been performed;

                           16.2.11. OTHER. Such other documents and instruments
as may reasonably be required by Contributor, the LP Unit Recipient or its or their respective counsel or the Title Company and that are necessary to consummate the transactions which are the subject of this Agreement and to otherwise effect the agreements of the parties hereto. After Closing, the UPREIT shall, without cost to the UPREIT, execute and deliver to Contributor such further documents and instruments as Contributor shall reasonably request to effect these transactions and otherwise effect the agreements of the parties hereto.

                           16.2.12. RELEASE. A release from the UPREIT and each
Owner releasing Contributor from any obligations and liabilities with respect to any matter arising from business done, transactions entered into or events occurring after the Closing Date.

         17. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Contributor and Acquiror as of the Closing Date, except as otherwise specified:

                  Except to the extent otherwise expressly provided in this Agreement, with respect to apportionments hereunder for the Deereco and Atrium Projects, all matters that were described in the contract of sale for the Deereco and Atrium Projects by which Contributor acquired the limited liability company interests in Deereco and Atrium (the "DEERECO/ATRIUM CONTRACT") as matters to be apportioned between the seller and purchaser at the Closing under the Deereco/Atrium Contract, shall be similarly apportioned between Contributor and Acquiror at the closing hereunder in accordance with the provisions of the Deereco/Atrium Contract. Except to the extent otherwise expressly provided in this Agreement, with respect to apportionments hereunder for the Brown's Wharf Project, all matters that were described in the contract of sale for the Brown's Wharf Project by which Contributor acquired the limited liability company interests in Brown's Wharf (the "BROWN'S WHARF CONTRACT") as matters to be apportioned between the seller and purchaser at the closing under the Brown's Wharf Contract, shall be similarly apportioned between Contributor and Acquiror at the Closing hereunder in accordance with the provisions of the Brown's Wharf Contract.

                  17.1. Distributions in respect of the LP Units acquired by the LP Unit Recipients shall begin to accrue from and after the Closing Date (notwithstanding the fact that such date may not be the applicable Record Date under the Partnership Agreement), and the amount of distributions paid or to be paid to the LP Unit Recipients for any quarter shall be prorated accordingly;

                  17.2. Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

         For purposes of calculating prorations, Acquiror shall be deemed to be in title to the Project, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. Bills received after the Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid, in cash, by Contributor, to the extent due and owing. Bills received by Contributor after the Closing Date that relate to expenses incurred, services performed or other amounts allocable to the period on or after the Closing Date, shall be paid, in cash, by the Acquiror, to the extent due and owing.

         18. CLOSING EXPENSES. Unless the Assumed Indebtedness is assumed by Acquiror (in which case the provisions of Section 3.3 shall apply), Contributor will pay the entire cost of all release fees, prepayment fees and any other fees in connection with the payoff, release and satisfaction of the Assumed Indebtedness and all fees imposed by its accountants and attorneys in connection with this Agreement and the transaction contemplated hereunder. The provisions of this Section 18 shall survive the Closing without time limitation.

         19. DESTRUCTION, LOSS OR DIMINUTION OF REAL PROPERTY. If, prior to the Closing, all or any portion of any Project is damaged by fire or other natural casualty (collectively, "DAMAGE"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively, "EMINENT DOMAIN"), then the following procedures shall apply:

                  19.1. Acquiror shall close and take the Project in question as diminished by the Damage or Eminent Domain, as the case may be, subject to a reduction in the Contribution Consideration otherwise due at the Closing, in the amount set forth in Section 19.2 below.

                  19.2. At the Closing, Contributor shall assign or pay over to Acquiror all proceeds of Contributor's casualty insurance proceeds in the case of any Damage (or condemnation awards in the case of any Eminent Domain). In addition, in the case of any Damage, to the extent such amounts are insufficient to pay for the full cost of the repair or replacement of the Project (whether by reason of a deductible, uninsured amount or otherwise), Acquiror shall proceed to close on all of the Projects subject to a reduction in the Contribution Consideration equal to the difference between (a) the amount assigned or paid over to Acquiror, and (b) the amount required to pay for the full cost of the repair or replacement of the Project. Contributor shall fully cooperate with Acquiror in the adjustment and settlement of the insurance claim or governmental acquisition proceeding and if, as of the Closing, the insurance proceeds (or condemnation award) assignable to Acquiror shall not have been collected from the insurer or Governmental Authority, then a cash credit in the amount thereof shall be given to Acquiror, to be repaid to Contributor out of and upon Acquiror's actual receipt of insurance proceeds (or condemnation award). The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Acquiror.

                  19.3. In the event of a dispute between Contributor and Acquiror with respect to the full cost of repair and/or replacement with respect to the matters set forth in this Section 19, an engineer designated by Contributor and an engineer designated by Acquiror shall select an independent engineer licensed to practice in the jurisdiction where the Project in question is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Acquiror and Contributor.

         20.      DEFAULT; INDEMNITY.

                  20.1. DEFAULT BY CONTRIBUTOR. In the event that the express conditions of Contributor's obligations under this Agreement have been satisfied (or have been waived or deemed waived), and Acquiror has complied with all material terms and conditions set forth in this Agreement to be complied with by Acquiror prior to or at Closing, and Contributor is unwilling or otherwise fails to consummate Closing, then Contributor shall promptly reimburse Acquiror for Acquiror's actual, documented, out-of-pocket expenses incurred in anticipation of consummating the Closing, up to Twenty-Five Thousand Dollars ($25,000), and thereupon Contributor shall, except as expressly provided in this Agreement, have no further obligation or liability to Acquiror under this Agreement, and this Agreement shall be null and void. In the alternative, and the foregoing notwithstanding, Acquiror shall have the right to seek specific performance of Contributor's obligation to contribute the Contributed Interests and complete the Closing hereunder. The foregoing enumerated remedies shall be Acquiror's sole and exclusive remedies hereunder at law or in equity.

                  20.2. DEFAULT BY ACQUIROR. In the event that the express conditions of Acquiror's obligations under this Agreement have been satisfied (or have been waived or deemed waived), and Contributor has complied with all material terms and conditions set forth in this Agreement to be complied with by Contributor prior to or at Closing, and Acquiror is unwilling or otherwise fails to consummate Closing, then Acquiror shall promptly reimburse Contributor for Contributor's actual, documented, out-of-pocket expenses incurred in anticipation of consummating the Closing, up to Twenty-Five Thousand Dollars ($25,000), and thereupon Acquiror shall, except as expressly provided in this Agreement, have no further obligation or liability to Contributor under this Agreement, and this Agreement shall be null and void. In the alternative, and the foregoing notwithstanding, Contributor shall have the right to seek specific performance of Acquiror's obligation to acquire the Contributed Interests, pay the Contribution Consideration and complete Closing hereunder. The foregoing enumerated remedies shall be Contributor's sole and exclusive remedies hereunder at law or in equity.

                  20.3.    INDEMNIFICATION.

                           20.3.1. ACQUIROR, THE REIT AND THE UPREIT.
Contributor and each LP Unit Recipient, jointly and severally, agree to and do hereby indemnify, defend and hold harmless Acquiror, the UPREIT and the REIT, each of their respective Affiliates, partners, members, officers, directors, shareholders, agents and the employees of any of them, and each of their respective successors and assigns (collectively, the "ACQUIROR INDEMNIFIED PARTIES"), from and against any and all claims, losses, demands, liabilities, suits, administrative proceedings, causes of action, costs and damages suffered by any Acquiror Indemnified Party, but excluding consequential damages, and reasonable attorneys' fees of counsel selected by any Acquiror Indemnified Party and other costs of defense, incurred, arising against, or suffered by any Acquiror Indemnified Party, both known and unknown, present and future, at law or in equity (collectively, "LOSSES"), arising out of, by virtue of or related in any way to, a breach of any representation, warranty or covenant of Contributor set forth in this Agreement, whether discovered before or after the Closing.

                           20.3.2. CONTRIBUTOR AND THE LP UNIT RECIPIENTS.
Acquiror agrees to and does hereby indemnify, defend and hold harmless Contributor and the LP Unit Recipients and each of their respective partners, officers, directors, shareholders, agents and employees, and each of their successors and assigns, from and against any and all Losses arising out of, by virtue of or related in any way to, a breach of any representation, warranty or covenant of Acquiror set forth in this Agreement, whether discovered before or after the Closing.

                           20.3.3. LIMITATIONS.

                                    20.3.3.1 All representations and warranties
set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the parties hereto or their representatives, for a period ending on the date which is one year after the Closing Date; PROVIDED, HOWEVER, that any claim based on a representation or warranty actually known by the indemnifying person to be untrue, without any affirmative duty of investigation, shall survive without limit; PROVIDED FURTHER, HOWEVER, that no claim for breach of a representation or warranty may be brought under this Agreement unless written notice of such claim (stating the date of discovery thereof and the factual basis therefor in reasonable detail) shall have been given on or prior to the last day of the survival period (in which event each such representation and warranty shall survive until such claim is finally resolved and all obligations with respect thereto are fully satisfied). With respect to any claim validly alleging a breach of a representation or warranty hereunder filed within the period set forth above, the obligation to indemnify pursuant to this Section 20.3 shall survive without limit. All covenants, agreements and undertakings hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the parties hereto or their representatives, without limit (except to the extent expressly provided herein).

                                    20.3.3.2 To the extent that any
Contributor's representation or warranty hereunder relates to a specific fact or circumstance which occurred on or prior to Contributor's acquisition of the Contributed Interests, the survival period applicable to such representation or warranty hereunder shall expire contemporaneously with the expiration of the survival period for the corresponding representation or warranty in the Deereco/Atrium Contract or the Brown's Wharf Contract, as the case may be.

                                    20.3.3.3 The indemnification obligations
hereunder shall be limited to claims made prior to the last date of survival of the applicable representation, warranty or covenant referred to in this Agreement.

                                    20.3.3.4 The amount of the indemnifying
party's liability under this Agreement shall be determined taking into account
(A) any applicable insurance proceeds actually received by the indemnified party, and (B) any other savings realized in connection with such liability that actually reduce the overall impact of the Losses upon the indemnified party.

                                    20.3.3.5 Each indemnified party shall give
reasonably prompt notice to each indemnifying party of any action or proceeding commenced against the indemnified party in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party (i) shall not relieve it from any liability which it may have under any indemnity provided herein unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party hereunder other than its indemnification obligation. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by the indemnifying party and reasonably acceptable to the indemnified party. If an indemnifying party does not assume such defense, after having received the notice referred to in the first sentence of this Section 20.3.3.5, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties. In such event however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party. Except as specific in this Section 20.3.3.5, if an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

         21. SUCCESSORS AND ASSIGNS. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and permitted assigns. Neither party hereto shall have any right to assign this Agreement or its rights hereunder; provided, however, subject to the provisions of Section 2.1 hereof, Acquiror shall prior to Closing assign its right, title and interest under this Agreement to the UPREIT (or a successor partnership) but shall not otherwise assign any of its rights hereunder.

         22. LITIGATION. In the event of litigation between the parties with respect to the Project, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys' fees of counsel selected by the prevailing party. The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between Contributor and Acquiror, for all costs and expenses (including attorneys' reasonable fees) incurred by both Contributor and Acquiror in the pursuit of that litigation resolved through compromise, settlement or partial judgment. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this
Section 22 shall survive termination of this Agreement and the Closing, if applicable.

         23. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Contributor and Acquiror as follows:

                  Contributor:            United Properties Group, Incorporated
                                          305 W. Grand Avenue, Suite 100
                                          Montvale, New Jersey 07645
                                          Attention: Joseph S. Thompson
                                          Telephone: (201) 505-4080
                                          Facsimile: (201) 505-0481

                  With a copy to
                  its attorneys:          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                          125 West 55th Street
                                          New York, New York 10019-5389
                                          Attention: James Verscaj, Esquire
                                          Telephone: (212) 424-8000
                                          Facsimile: (212) 424-8500

                  Acquiror:               COPT ACQUISITIONS, INC.
                                          c/o Corporate Office Properties Trust
                                          8815 Centre Park Drive, Suite 400
                                          Columbia, MD 21045

                                          Attention: John H. Gurley, Esq.
                                          Telephone:        (410) 730-9092
                                          Facsimile:        (410) 740-1174

                  With a copy to
                  its attorneys:          MORGAN, LEWIS & BOCKIUS LLP
                                          1701 Market Street
                                          Philadelphia, PA  19103
                                          Attention: Eric L. Stern, Esquire
                                          Telephone:        (215) 963-5000
                                          Facsimile:        (215) 963-5299

         Notices shall be deemed properly delivered and received when and if either (i) personally delivered, including via confirmed facsimile; (ii) on the first business day after deposit with a commercial overnight courier for delivery on the next business day; or (iii) five (5) days after having be sent via registered or certified first class mail, postage prepaid, return receipt requested. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 23.

         24. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 21 above and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

         25. LIMITATION OF LIABILITY. All liabilities and obligations of Acquiror under this Agreement shall be those of Acquiror only. Subject to the consummation of the Assignment, Contributor shall not, under any circumstances, look to any person or entity other than Acquiror, including any Affiliate of Acquiror, for performance or satisfaction of Acquiror's obligations and liabilities in connection with this Agreement. Without limiting the foregoing, none of the REIT or any Affiliate of Acquiror or their respective members, partners and shareholders shall incur any liability under any document or agreement required in connection with this Agreement, and Acquiror shall not be required (in connection with this Agreement) to execute any document or agreement. that does not expressly exculpate and release such parties and their respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement. Except as otherwise specifically provided in this Agreement, none of the UPREIT, the REIT and Acquiror shall assume or discharge any debts, obligations, liabilities or commitments of Contributor, whether accrued now or hereafter, fixed or contingent, known or unknown.

         26. BROKERAGE. Acquiror and Contributor each represents to the other that it has not dealt with any broker or agent in connection with this transaction Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this Section
26. The provisions of this Section 26 shall survive Closing or the termination of this Agreement.

         27. REASONABLE EFFORTS. Contributor and Acquiror shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain any and all consents and approvals of third parties (including governmental authorities) to the transaction contemplated hereby, and to otherwise perform as may be necessary or otherwise reasonably requested by the other party to effectuate the transfer of the Project to Acquiror in accordance with, and to otherwise carry out the purposes of, this Agreement.

         28. MISCELLANEOUS.

                  28.1. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

                  28.2. TIME OF THE ESSENCE. Time is of the essence of this Agreement. If any, date herein set forth for the performance of any obligations by Contributor or Acquiror or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Maryland for observance thereof.

                  28.3. CONDITIONS PRECEDENT. The obligations of the parties to consummate the transactions contemplated hereby are subject to the express conditions precedent set forth in this Agreement, each of which is for the sole benefit of the applicable party and may be waived at any time by written notice thereof from such party to the other. The waiver of any particular condition precedent shall not constitute the waiver of any other.

                  28.4. CONSTRUCTION. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Contributor and Acquiror have contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

                  28.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

                  28.6. PARTIAL INVALIDITY. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

                  28.7. EXPENSES. Except and to the extent as otherwise expressly provided to the contrary herein, Acquiror and Contributor shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

                  28.8. CERTAIN SECURITIES MATTERS. No sale of LP Units is intended by the parties by virtue of their execution of this Agreement. Any sale of LP Units referred to in this Agreement will occur, if at all, upon the Closing.

                  28.9. CERTAIN SCHEDULES. Schedules 10.5, 10.6, 10.7, 10.9,
10.10, 10.11 and 10.12 hereto which are incomplete as of June 23, 1999 shall be prepared by Contributor and appended hereto prior to the Contract Date. Contributor shall not knowingly create or suffer the creation of matters which shall be the subject of such disclosure schedules and shall use reasonable efforts to notify Acquiror as promptly as possible once Contributor acquires knowledge of any such matters.

                  28.10. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

                       [SIGNATURE PAGE FOLLOWS THIS PAGE]

                  IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement the day and year first above written

                        CONTRIBUTOR AND LP UNIT RECIPIENT:

                        UNITED PROPERTIES GROUP, INCORPORATED,
                        a New York corporation

                        By: /s/ Joseph S. Thompson
                            --------------------------
                        Name:   Joseph S. Thompson
                        Its:    Vice President



                        ACQUIROR:

                        COPT ACQUISITIONS, INC., a Delaware corporation

                        By: /s/ John Harris Gurley
                            --------------------------
                        Name:   John Harris Gurley
                        Its:    Vice President

                  LISTING AND LEGAL DESCRIPTION OF EACH PROJECT


OWNER                      PROJECT STREET ADDRESS                COUNTY          STATE         RSF.
-----                      ----------------------             --------------    -------     ---------
Deereco                    9690 Deereco Road                  Baltimore         MD           132,819

Atrium                     375 Padonia Road West              Baltimore         MD           100,804

Brown's Wharf              1615, 1625 & 1629 Thames Street    Baltimore         MD           103,670





                       [LEGAL DESCRIPTIONS TO BE ATTACHED]




                                       A-1